DATE: Friday, July 22, 2011

Global Health Voyager

340 N Camden Drive, Suite 302

Beverly Hills, CA 90210, USA

www.GlobalHealthVoyager.com

340 N Camden Drive, Suite 302, Beverly Hills, CA 90210, USA - Phone: +1 (310) 273-2661 Fax: +1 (310) 273-2662 - www.GlobalHealthVoyager.com

1. THE AGREEMENT

This Medical Tourism Consulting Agreement (the "Agreement" or "Contract") is entered into this July 11, 2011 (the "Effective Date") by and between Med-lntemational, with its principal place of business at Chaim Sheba Medical Center at Tel Hashomer, Ramat Gan, Israel (the "Provider"), and Global Health Voyager, with its principal place of business at 340 N Camden Drive, Suite 302, Beverly Hills, CA 90210, USA (the "Health Care Facilitator" or the "Facilitator").

WHEREAS

PROVIDER is an International Medical Service Facilitator.

The Health Care Facilitator is engaged in business of running a Health Care Information Center in the United States of America and desires to market the medical treatment services of PROVIDER in Israel and the Ukraine.

PROVIDER herein desires to promote and expand its business activities and intends to increase the patient referral for treatment in its hospital(s) and clinic(s) in Israel and the Ukraine. Business activities includes but are not limited to: Medical Treatment, Surgery, Rehabilitation, Assisted Motherhood (Surrogate Services), Fertility treatment etc.

For the purposes of this Agreement, the PROVIDER has appointed Global Health Voyager as its Health Care Facilitator in the United States of America as of the Effective Date, first mentioned above for a period of two years upon terms and conditions stipulated herein below.

SCOPE

Health Care Facilitator hereby agrees to promote and develop new business opportunities for the PROVIDER by referring patients from various countries to be treated at PROVIDER's facilities. The Facilitator shall provide referrals to the PROVIDER in accordance with the following procedures:

1.	The Facilitator shall advertise and market the advantages of the services offered by the PROVIDER.
2.	The PROVIDER and the Facilitator shall not, at any point during and after the term of this Agreement, provide any assurances as to the results of the medical services to be provided by the PROVIDER in any print, media, or verbal advertisement and/or promotion.
3.	The Facilitator shall coordinate with the PROVIDER the date on which a patient is to be admitted for treatment and the length of time of such treatment by taking into account the treatment program specified for that given patient.
4.	Should any of the Facilitator's patients ask to receive additional services not included in the original medical services designated for that patient (such as private nursing care), then subject to the prior approval of the PROVIDER, the Facilitator shall be responsible for fulfilling the patient's request, at the patient's expense, and in a manner which does not disrupt the comfort of the remaining patients being treated by the PROVIDER in its facilities.

2. TERM AND TERMINATION

The initial term (the "Initial Term") of this Agreement shall commence on the Effective Date and continue for two (2) consecutive years. The Agreement shall automatically renew and stay in full force and effect

340 N Camden Drive, Suite 302, Beverly Hills, CA 90210, USA - Phone: +1 (310) 273-2661 Fax: +1 (310) 273-2662 - www.GlobalHealthVoyager.com

after the Initial Term of two years for subsequent terms of one (1) year (the "Renewal Period(s)") provided that the Facilitator fulfills all of its obligations set in this Agreement.

Either Party may terminate this Agreement, with immediate effect by giving a written notice to the other Party, if any of the following events shall occur:

1.	The filing of a petition in bankruptcy or similar proceeding based on the insolvency or inability of a party to pay his debts as and when they become due;
2.	The assignment to any third party(s) for the benefit of creditors of all or substantially ail of the property of the other party or the appointment of a receiver for the administration of the affairs of a party;
3.	The other party ceases to do business, or otherwise terminates his business operations;
4.	The other party fails to secure or renew any Permit for the conduct of his business in the manner contemplated by this Agreement or any such Permit is revoked or suspended; or
5.	In the event the other party commits a breach of any provision of this Agreement and, if and to the extent that such breach is capable of being cured, fails to fully cure such breach within fourteen (14) days of written notice describing the breach in the case of breaches which are capable of being cured within such period.
6.	In the event the PROVIDER (or its parent Company, if applicable) will undergo a "Change of Control" (as defined below), The PROVIDER shall notify the Facilitator as soon as a public announcement is made. The PROVIDER shall arrange a meeting for the parties (including the new controlling entity) within fourteen (14) days of such notice to enable the Facilitator to reevaluate this Agreement, and Facilitator shall have the right to terminate this Agreement within thirty (30) days after such meeting. For the purposes of this Agreement, a "Change of Control" shall mean (i) any merger, consolidation, or similar transaction in which the PROVIDER is not the surviving entity or shall become a subsidiary of another entity; (ii) the disposition or sale of assets representing all or substantially all of the PROVIDER's assets; (iii) the issuance, sale, transfer, or exchange of securities representing more than fifty percent (50%) of the voting power or the right to appoint the majority of the directors or managers of the PROVIDER; or (iv) the PROVIDER enters into a strategic alliance with a corporation larger (in terms of annual turnover) than that party.
7.	Termination or expiration of the Agreement will not relieve either Party of its obligations to pay any sums due pursuant to this Agreement.

After the Initial Term but within any Renewal Period thereafter, either party shall have the right to terminate this agreement upon a 60-day written notification to the other party.

3. PATIENT REFERRAL AND PAYMENT PROCEDURE

The Health Care Facilitator shall assimilate details of the medical history of the patients that are being referred for treatment to the PROVIDER and confirm the same by a report authenticated by the patient's local Doctor.

1.	This report shall be forwarded at least 7 business days prior to the arrival of patient to the PROVIDER's facilities. The PROVIDER will ensure verification of the same by the Doctor in charge of treating the patient and will send relevant observations/comments, if any, to the Health Care Facilitator within 3 working days of receipt of the report along with the cost estimate for the treatment required by the patient.
2.	Upon completion of treatment of the patient(s), the PROVIDER shall directly bill the FACILITATOR directly.

340 N Camden Drive, Suite 302, Beverly Hills, CA 90210, USA - Phone: +1 (310) 273-2661 Fax: +1 (310) 273-2662 - www.GlobalHeaithVoyager.com

3.	FACILITATOR will be responsible to pay the PROVIDER upon receiving complete payment(s) from patient(s) for said treatment.
4.	The PROVIDER in its own discretion, can insist on advance payment for certain patients and/or procedures so long as such advance payment is based on PROVIDER's current and prevalent payment policies and such advance payment is not contrary to any laws and regulations in the territory in which the PROVIDER shall conduct business.
5.	The PROVIDER and FACILITATOR are mutually responsible for collecting the fees and expenses related to each treatment involving an insurance provider directly and for any unpaid bills due from patients referred to the Provider by the Facilitator.

4. OBLIGATIONS OF THE PROVIDER

The treatment shall be extended by the PROVIDER to patients referred by it by the Health Care Facilitator on terms and tariffs that normally apply to the services of the PROVIDER. Such treatments shall be provided within the framework of this Medical Tourism Consulting Agreement as follows:

1.	The PROVIDER shall provide extra medical facility and cross referral to the patient if so advised by the Doctor in charge of the specific patient whose decision in this regard shall be final and binding on the patient.
2.	The PROVIDER will also provide Facilitator with a pre-arrival consultation concerning patients, via fax or email, as well as follow-up recommendations from physician(s) once patient(s) return to their country of origin.
3.	Within 3 business days of receiving the documents specified in article 3, item 1 above, the PROVIDER shall provide the Facilitator with details of the initial diagnosis, recommendation regarding treatment, the date on which it is proposed to carry out the treatment and an initial estimate as to the cost of the treatment (the "Treatment Program").
4.	The Facilitator's patients shall be treated by the PROVIDER in the same way as all other patients are treated by the PROVIDER and within the framework the PROVIDER medical ethics and guidelines and the conditions of the PROVIDER's facilities during their hospitalization shall be the same as those customarily provided by the hospital and the PROVIDER.
5.	The bills pertaining to usage of the PROVIDER's facilities for the sake of treatment of patients referred to the PROVIDER by the Facilitator shall be paid by the patient. If these bills are not paid by the patient(s), the Health Care Facilitator will assist PROVIDER to obtain payment from the patient but the Facilitator will not be liable to pay such unpaid bills on behalf of the patients referred to the PROVIDER by the Facilitator.
6.	PROVIDER shall provide legible and easy-to-understand and comprehensive bills for the entire treatment package to the patient.
7.	If, after commencement of treatment, a patient declines to continue to have the treatment for any reason not due to any fault of the PROVIDER, the advance payment made by the patient for such a treatment shall be returned on a pro-rata basis after adjusting for the portion of the treatment that the patient has received.

5. OBLIGATIONS OF THE HEALTH CARE FACILITATOR

The Health Care Facilitator shall refer patients to THE PROVIDER. At least 7 business days prior to sending the patient to the said Hospitals for treatment, the Health Care Facilitator shall ensure procurement of complete health details of the patient and forward them to the PROVIDER.

340 N Camden Drive, Suite 302, Beverly Hills, CA 90210, USA - Phone: +1 (310) 273-2661 Fax: +1 (310) 273-2662 - www.GlobalHealthVoyager.com

1.	It shall be the sole responsibility of the Health Care Facilitator to assist procurement of local approvals/permits for sending the patient to the territory in which the PROVIDER operates and to the PROVIDER'S facilities.
2.	The Facilitator declares that it has the contacts, experience, skills and personnel required in order to provide referrals to the PROVIDER.
3.	The Facilitator declares that no legal and/or other obstacle exists to prevent it from entering into this Agreement with the PROVIDER and from performing all its obligations hereunder.
4.	The Health Care Facilitator shall provide that the patients and their companions with a written request asking them to abide by all rules and regulations of the PROVIDER and also do not infringe any laws of the territory in which the PROVIDER operates during the period of treatment.
5.	The Facilitator acknowledges that the PROVIDER is a separate legal entity distinct from the Facilitator.
6.	After execution of this Agreement the Health Care Facilitator is allowed to use the name logo of the PROVIDER in its marketing materials and on its website for business development activities. The Facilitator shall not at any time during and after the Term of this Agreement imply that PROVIDER is a subsidiary of the Facilitator or vice versa. Nor is the Facilitator allowed to advertise any relationship between the PROVIDER and the Facilitator other than that implied and expressed pursuant to this Agreement.

6. FEES AND CHARGES

For the services provided by the Health Care Facilitator under this Agreement, the Provider agrees to pay the Facilitator a service charge equal to Fifty Percent of the total compensation paid to the PROVIDER by the patient and/or medical facility/clinic referred to it by the Facilitator.

No Service charge shall be paid for patients directly undergoing treatment with PROVIDER who are not referred by the Health Care Facilitator.

The said service charge due to Facilitator shall be paid within 20 days from the date when the PROVIDER collects the fees from any patients referred to the PROVIDER by the Facilitator.

No Service charge shall be paid for patients who have not paid their bills. If a patient has made partial payments the Provider shall pay Facilitator's fees only on the portion of the bills for which it has received payment from the patient.

7. GOVERNING LAW

1.	This Agreement governed by laws of the State of California and all disputes arising out this Agreement are subject to the jurisdiction of Courts in the city Los Angeles, CA, USA.
2.	Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by binding arbitration Each party shall bear its own attorneys fees and expenses. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or other equitable relief. The arbitrator shall not have the right to award punitive damages or speculative damages to either party and shall not have the power to amend this Agreement. The arbitrator shall be required to follow applicable law.

340 N Camden Drive, Suite 302, Beverly Hills, CA 90210, USA - Phone: +1 (310) 273-2661 Fax: +1 (310) 273-2662 - www.GlobalHealthVoyager.com

8. MISCELLANEOUS

1.	A detailed Contract between the parties shall be signed within 18 months of signing this Consulting Agreement. Furthermore, should no agreement of this kind be signed, the provisions of this Consulting agreement shall continue to be in force.
2.	The Facilitator consents to issue a joint press release describing the collaboration of the parties

9. SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date:

PROVIDER	FACILITATOR
Health Care Facilitator
Med- International(IMS Global Limited)	Global Health Voyager

/s/Ira Nissel	/s/ Ahmed Ali Moussavi
Name; Ira Nissel	Name : Ahmed Ali moussavi
Title: CEO	Title CEO